Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Amendment to the Annual Report on Form 10KSB/A for Huiheng Medical, Inc. (the “Company”) of our report, dated March 28, 2008, of the consolidated financial statements of the Company for the years ending December 31, 2007 and 2006.

/s/ UHY ZTHZ HK CPA LIMITED
UHY ZTHZ HK CPA LIMITED

April 22, 2008